Exhibit 15.2

February 28, 2018

Changyou.com Limited

Changyou Creative Industrial Park

65 Bajiao East Road, Shijingshan District

Beijing 100043

People’s Republic of China

Subject: Consent of Haiwen & Partners

We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F of Changyou.com Limited (the “Company”) for the Company’s fiscal year ended December 31, 2017, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about February 28, 2018 (the “Form 20-F”).

We also hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Business Overview – PRC Regulation” and “Organizational Structure” in the Form 20-F and to the incorporation by reference in the Company’s Registration Statements on Form S-8 (File No. 333-161727 and File No. 333-202065), initially filed with the SEC on September 4, 2009 and February 13, 2015, respectively, of such references to our firm and summaries of our firm’s opinions included under such headings.

Yours faithfully,

/s/ Haiwen & Partners
Haiwen & Partners

海问律师事务所 HAIWEN & PARTNERS

北京市朝阳区东三环中路5号 财富金融中心20层	上海市静安区南京西路1515号 静安嘉里中心一座2605室	深圳市福田区中心四路1号 嘉里建设广场第二座2104室
邮编 100020	邮编 200040	邮编 518048
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5 Dong San Huan Central Road Chaoyang District	1515 Nanjing West Road Jing’an District	1 Zhong Xin Si Road Futian District
Beijing 100020, China	Shanghai 200040, China	Shenzhen 518048, China
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